Exhibit 10.22

SNAP INC.

2020 BONUS PROGRAM

Overview

This Snap Inc. (the “Company”) 2020 Bonus Program (the “Program”) is effective as of January 1, 2020 (the “Effective Date”). The Program is designed to motivate, retain, and reward Company employees through corporate performance-based incentive compensation objectives from the Effective Date through December 31, 2020 (the “Performance Period”).

To be eligible to earn and receive a bonus under the Program, individuals must be employed by the Company during the Performance Period and designated for participation by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and be employed by the Company on the Payment Date (as defined below) (each a “Participant”). The Program will be administered by the Committee.

The Program is designed to award a bonus payment (each a “Bonus”) for performance during the Performance Period to Participants based in part on the level of achievement by the Company of certain Company-wide objectives and key results (the “Corporate OKRs”).

Program Objectives

The Program is intended to encourage and reward the achievement of Corporate OKRs and the contributions and efforts of the Participants.

Determination of Program Objectives

The Corporate OKRs will be approved by the Committee. Each Corporate OKR category will be assigned a relative weighting by the Committee based on recommendations by the Chief Executive Officer, reflecting its importance to the achievement of the Company’s key results during the Performance Period. The Committee may adjust the weighting of the Corporate OKRs in its sole discretion at any time.

Program Bonus Targets

Under the Program, each Participant is eligible to earn a Bonus in an amount up to a specified percentage of his or her annual base salary that is earned in 2020, with such percentage based in part on the position such Participant holds with the Company (the “Bonus Target”). Under the Program, the Bonus Targets are up to 100% of a Participant’s 2020 base salary.

Determining the Bonus Payments

The Company will determine the level of achievement of Corporate OKRs shortly after the end of the Performance Period.

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Corporate OKRs: The Committee will determine, after receiving and considering any analyses and recommendations from management, the degree to which the Corporate OKRs have been met, expressed as a percentage of the Corporate OKRs achieved, taking into consideration the weighting assigned to each Corporate OKR. Based on the percentage of Corporate OKRs achieved, the Committee will then determine the final aggregate bonus pool under the Program for all Participants (the “Bonus Pool”).

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Adjustment of Bonus Targets: Bonus Target levels for Participants will be adjusted based on the level of achievement of Corporate OKRs as determined by the Committee. The Committee also has the right, in its sole discretion, to adjust the Bonus Target level for any Participant upward in the event of over-achievement of the Corporate OKRs as determined by the Committee.

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Determination of Bonus Payments: The actual Bonus earned by a Participant is based on the Participant’s (1) level of contribution to the achievement of the Corporate OKRs and (2) Bonus Target. There is no set

Exhibit 10.22

formula for determining the amount of the Bonus earned based on the achievement of Corporate OKRs. Rather, the Committee will exercise its discretion in determining the amount of the Bonus actually earned, which determination will be final and binding.

In making its determination, the Committee will consider the recommendations made by the Chief Executive Officer. In addition, the Committee may also take into account the achievement of publicly announced targets, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy.

Timing of Bonus Payments

Payment of Bonuses earned under the Program is expected to occur in the first quarter of 2021 following the conclusion of the Performance Period as determined by the Committee in its sole discretion (the “Payment Date”). Any Bonuses earned by Participants will be paid in cash or shares of Snap Inc. Class A common stock granted under the Snap Inc. 2017 Equity Incentive Plan at the Company’s discretion. A Participant must be employed by the Company on the Payment Date to earn any Bonus. In the event that a Participant terminates employment or service with the Company for any reason prior to the Payment Date, the Participant will forfeit his or her right to payment of any Bonus.

Miscellaneous Provisions

Participation in the Program will not alter Participant’s at-will employment, and such employment may be terminated at any time for any reason, with or without cause, and with or without prior notice. Nothing in this Program will be construed to be a guarantee that any Participant will receive all or part of a Bonus or to imply a contract between the Company and any Participant.

This Program supersedes and replaces all prior incentive and bonus plans of the Company. The Committee may amend or terminate this Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice. Further, the Committee may modify the Corporate OKRs, the Bonus Targets, ot the weighting of the Corporate OKRs at any time.

Any Bonuses paid under this Program will be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, or as is otherwise required by applicable law.

It is intended that the Program and any Bonuses granted and paid under the Program be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Committee will interpret and administer the Program accordingly.

The Program will be interpreted in accordance with California law without reference to conflicts of law principles.

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